Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS

SHARPLY HIGHER SECOND QUARTER RESULTS

PROVO, UTAH, July 21, 2004 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported strongly improved operating results for the three and six months ended June 30, 2004.

For the three months ended June 30, 2004, net sales revenue increased 25.2 percent, to $79.6 million from $63.6 million in the same period of the prior year.  Operating income increased 74.7 percent, to $4.8 million, compared with $2.7 million in the same period of the prior year, and net income increased 329 percent, to $4.8 million, compared with $1.1 million in the same period of the prior year. Diluted earnings per share increased to $0.31, compared with $0.08 in the same period of the prior year.

Net sales revenue for the six months ended June 30, 2004 totaled $156.5 million, a 23.9 percent increase over $126.3 million in the same period of the prior year.  Operating income climbed 69.3 percent, to $8.4 million, compared with $4.9 million in the same period of the prior year.  Net income for the same period totaled $7.8 million, or $0.51 per diluted share, compared with $2.7 million, or $0.19 per diluted share, in the same period of the prior year.

“We are very pleased with the progress we are making this year,” said Douglas Faggioli, President and CEO.  “International sales, and in particular our Synergy division, have been achieving outstanding results.  United States sales have continued to lag somewhat, but a new product offering and incentive, Thai-Go with the Nature’s Sunshine Habit-of-Health 90-Day Challenge, are showing some very positive signs.   Our balance sheet remains strong, cash flow continues to improve, and selling, general and administrative costs, as a percentage of sales, continue to improve.  This year should be an excellent one for Nature’s Sunshine as we continue to position the Company for further growth.”

Synergy Worldwide, the Company’s wholly owned subsidiary, with current operations principally centered in Asia, is experiencing rapid growth this year.  In the second quarter, net sales revenue totaled $18.8 million, compared with $1.8 million in the same period of the prior year, and for the six months ended June 30, 2004, net sales revenue totaled $32.0 million, up from $3.4 million in the same period of the prior year.

Nature’s Sunshine’s international division’s net sales revenue for the second quarter totaled $26.3 million, compared to $25.0 million in the same period of the prior year, an increase of 5.2 percent.  For the first six months, international net sales revenue totaled $54.0 million, a 10.3 percent increase over the same period of the prior year.  Second quarter performances were particularly strong in the Russian Federation, the United Kingdom and Ireland, Canada, Israel, Venezuela and Central America.

United States net sales revenue for the second quarter totaled $34.5 million, compared with $36.8 million in the same period of the prior year, a decline of 6.4 percent.  For the six months ended June 30, 2004, United States net sales revenue totaled $70.4 million, a decline of 4.6 percent from the same period in the in the prior year. United States net sales revenue, which includes net sales revenue from the Dominican Republic, was negatively impacted by a 94 percent devaluation of the Dominican Republic peso.

Late in the second quarter the Company launched its new Thai-Go liquid nutritional supplement, a blend of 11 fruits and herbs.  Initial reception has been very positive, and Thai-Go is currently the Company’s top selling product.  In addition, the Company has rolled out its Habit-Of-Health 90-Day Challenge, which commits consumers to utilize a package of proprietary products for at least 90 days.  The core package contains six of Nature’s best and most popular supplements designed to supplement typical diets and provide extra nutritional support.  It has enjoyed very strong demand since being introduced.

 The Company’s financial position remained strong.  As of June 30, 2004, working capital totaled $40.4 million, and cash and cash equivalents totaled $34.0 million.  Shareholders’ equity on June 30, 2004 was $89.3 million.  The Company has no long-term debt.

Nature’s Sunshine had approximately 614,000 worldwide Distributors at June 30, 2004, compared to 562,000 at December 31, 2003. The number of worldwide Managers on the same date was approximately 17,200, compared to 15,150 at December 31, 2003.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Conference Call Schedule

A conference call will be held on Wednesday, July 21, 2004, at 11am (ET) and can be accessed live over the Internet through World Investor Link’s Vcall website, located at http://www.vcall.com.  To listen to the live call, individuals should go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay on the Vcall website will be available for one week after the original broadcast.  A rebroadcast of the call will be available starting approximately two hours after the conference call ends, through midnight (ET) on Sunday, August 1, 2004.  The replay of the conference call can be accessed by dialing 1-877-519-4471, and, when prompted, use PIN number 4964645. International callers dial (973) 341-3080 and use the same PIN number.

NATURE’S SUNSHINE PRODUCTS, INC.

FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

	QUARTER ENDED JUNE 30
	(Unaudited)
	2004	2003 (Restated)(1)
Net sales revenue	$79,587	$63,592

Cost of goods sold	14,202	12,912
Volume incentives	30,135	22,803
Selling, general and administrative	30,477	25,145
	74,814	60,860
Operating income	4,773	2,732
Other expense, net	(128)	(1,228)
Income before income taxes	4,645	1,504
Provision for income taxes	(177)	379
Net income	$4,822	$1,125
Basic net income per common share	$0.32	$0.08
Basic weighted average common shares	14,914	13,895
Diluted net income per common share	$0.31	$0.08
Diluted weighted average common shares	15,528	14,143

	SIX MONTHS ENDED JUNE 30
	(Unaudited)
	2004	2003 (Restated)(1)
Net sales revenue	$156,483	$126,255

Cost of goods sold	29,501	25,926
Volume incentives	59,623	45,425
Selling, general and administrative	58,982	49,957
	148,106	121,308
Operating income	8,377	4,947
Other income (expense), net	728	(935)
Income before income taxes	9,105	4,012
Provision for income taxes	1,295	1,283
Net income	$7,810	$2,729
Basic net income per common share	$0.53	$0.19
Basic weighted average common shares	14,729	14,393
Diluted net income per common share	$0.51	$0.19
Diluted weighted average common shares	15,258	14,615

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$34,003	$30,665
Other current assets	55,743	45,371
Total current assets	89,746	76,036
Property, plant and equipment	32,512	32,318
Other assets	18,520	17,204
Total	$140,778	$125,558

Current liabilities	$49,375	$45,984
Other liabilities	2,116	2,232
Shareholders’ equity	89,287	77,342
Total	$140,778	$125,558

(1) We have re-evaluated our financial statement presentation of volume incentive payments made to our independent Distributors and Managers.  These payments consist of (1) commissions paid for purchases made by the Distributors and Managers’ down-line organizations, and (2) rebates paid to Distributors and Managers for purchases of products for their own use or for resale.  In accordance with EITF 01-9, we determined, during the year ended December 31, 2003, to present the portion of volume incentive payments representing rebates as reductions to sales revenue rather than as operating expenses.  As a result, we have reclassified the appropriate amounts and restated for all periods presented in this press release, including all segment data, by reducing sales revenue and volume incentives (operating expense) by equal amounts.  These reclassifications had no effect on operating income (loss), net income (loss), or earnings per basic or diluted common share.